Exhibit (d)(25)

FORM OF

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of July 1, 2003 between

Fidelity International Investment Advisors

and

Fidelity International Investment Advisors (U.K.) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Fidelity Financial Trust	Fidelity Mid Cap Independence Fund	Equity

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